Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2016, revenue and expenses for three and nine months ended September 30, 2016 and 2015 and cash flows for the nine months ended September 30, 2016 and 2015. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2016 included in this Quarterly Report on Form 10-Q.

As discussed in note 3 of the accompanying condensed consolidated financial statements, Liberty sold Backcountry.com, Inc. (“Backcountry”) on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale did not represent a strategic shift that had a major effect on Liberty’s operations and financial results.

As discussed in note 2 of the accompanying condensed consolidated financial statements, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily, inc. (“zulily”) (now known as zulily, llc). zulily is an online retailer offering customers a fun and entertaining shopping experience with a fresh selection of new product styles launched each day.  zulily is attributed to the QVC Group.

As discussed in note 2 of the accompanying condensed consolidated financial statements, on July 22, 2016, Liberty completed the spin-off (the “Spin-Off”) of its former wholly-owned subsidiary, CommerceHub. CommerceHub is not presented as a discontinued operation as the Spin-Off did not represent a strategic shift that had a major effect on Liberty’s operations and financial results.

The QVC Group common stock is intended to reflect the separate performance of our QVC Group which is comprised of our consolidated subsidiaries, QVC, Inc. (“QVC”) and zulily, and our approximate 38% interest in HSN, Inc. The Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which is comprised primarily of our interests in Bodybuilding.com, LLC (“Bodybuilding”), CommerceHub (through July 22, 2016), Evite, Inc. (“Evite”) and Backcountry (through June 30, 2015), interests in Expedia, Inc., FTD Companies, Inc. (“FTD”), LendingTree, Inc. and Liberty Broadband Corporation (“Liberty Broadband”) and available-for-sale securities Charter Communications, Inc., Interval Leisure Group, Inc. and Time Warner Inc.

As discussed in note 2 of the accompanying condensed consolidated financial statements, on November 4, 2016, Liberty completed the split-off (the “Split-Off”) of Liberty Expedia Holdings, Inc. (“Expedia Holdings”). Expedia Holdings is comprised of, among other things, Liberty’s interest in Expedia, Inc. (approximately 16% equity interest and approximately 52% voting interest as of September 30, 2016), Liberty’s wholly-owned subsidiary Bodybuilding and $350 million in indebtedness.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	September 30, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$348	426
Trade and other receivables, net	$809	1,379
Inventory	$1,148	945
Investments in affiliates, accounted for using the equity method	$226	208
Total assets	$14,442	15,141
Long-term debt, including current portion	$6,452	6,535
Deferred income tax liabilities	$1,145	1,359
Net assets attributable to QVC Group common stock shareholders	$4,956	5,195

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Summary operations data:
Revenue	$2,303	2,007	7,094	5,943
Cost of sales	1,504	1,266	4,577	3,721
Operating expenses	152	144	462	424
Selling, general and administrative expenses (1)	261	192	786	571
Depreciation and amortization	219	141	642	442
Operating income (loss)	167	264	627	785
Interest expense	(73)	(70)	(220)	(215)
Share of earnings (losses) of affiliates, net	8	13	38	46
Realized and unrealized gains (losses) on financial instruments, net	(6)	30	(2)	28
Other income (expense), net	6	14	31	(9)
Income tax benefit (expense)	(32)	(89)	(161)	(193)
Net earnings (loss)	70	162	313	442
Less net earnings (loss) attributable to noncontrolling interests	9	8	28	25
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$61	154	285	417

(1)	Includes stock-based compensation of $20 million and $16 million for the three months ended September 30, 2016 and 2015, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	September 30, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$157	2,023
Investments in available-for-sale securities and other cost investments	$1,815	1,349
Investments in affiliates, accounted for using the equity method	$1,319	1,433
Investment in Liberty Broadband measured at fair value	$3,051	-
Total assets	$6,590	6,039
Long-term debt, including current portion	$1,703	2,172
Deferred income tax liabilities	$2,733	2,143
Net assets attributable to Liberty Ventures common stock shareholders	$2,233	1,592

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Summary operations data:
Revenue	$109	146	391	676
Cost of sales	71	92	245	461
Operating	13	16	50	62
Selling, general and administrative expenses (1)	29	46	106	149
Depreciation and amortization	6	9	21	37
Operating income (loss)	(10)	(17)	(31)	(33)
Interest expense	(19)	(18)	(57)	(58)
Share of earnings (losses) of affiliates, net	10	18	(41)	75
Realized and unrealized gains (losses) on financial instruments, net	612	40	944	70
Gains (losses) on dispositions, net	—	(1)	9	110
Other, net	(14)	11	87	20
Income tax benefit (expense)	(171)	3	(280)	(18)
Net earnings (loss)	408	36	631	166
Less net earnings (loss) attributable to noncontrolling interests	—	—	—	8
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$408	36	631	158

(1)	Includes stock-based compensation of $— million and $21 million for the three months ended September 30, 2016 and 2015, respectively.

BALANCE SHEET INFORMATION

September 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$348	157	505
Trade and other receivables, net	809	39	848
Inventory, net	1,148	41	1,189
Other current assets	149	5	154
Total current assets	2,454	242	2,696
Investments in available-for-sale securities and other cost investments (note 2)	4	1,815	1,819
Investments in affiliates, accounted for using the equity method (note 3)	226	1,319	1,545
Investment in Liberty Broadband measured at fair value (note 3)	—	3,051	3,051
Property and equipment, net	1,185	26	1,211
Intangible assets not subject to amortization	9,399	107	9,506
Intangible assets subject to amortization, net	1,120	27	1,147
Other assets, at cost, net of accumulated amortization	54	3	57
Total assets	$14,442	6,590	21,032
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$127	(127)	—
Accounts payable	724	8	732
Accrued liabilities	579	37	616
Current portion of debt (note 4)	13	887	900
Other current liabilities	157	10	167
Total current liabilities	1,600	815	2,415
Long-term debt (note 4)	6,439	816	7,255
Deferred income tax liabilities	1,145	2,733	3,878
Other liabilities	180	2	182
Total liabilities	9,364	4,366	13,730
Equity/Attributed net assets (liabilities)	4,956	2,233	7,189
Noncontrolling interests in equity of subsidiaries	122	(9)	113
Total liabilities and equity	$14,442	6,590	21,032

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,303	109	2,412

Operating costs and expenses:
Cost of sales	1,504	71	1,575
Operating	152	13	165
Selling, general and administrative, including stock-based compensation (note 5)	261	29	290
Depreciation and amortization	219	6	225
	2,136	119	2,255
Operating income (loss)	167	(10)	157

Other income (expense):
Interest expense	(73)	(19)	(92)
Share of earnings (losses) of affiliates, net (note 3)	8	10	18
Realized and unrealized gains (losses) on financial instruments, net	(6)	612	606
Gains (losses) on dispositions, net	—	—	—
Other, net	6	(14)	(8)
	(65)	589	524
Earnings (loss) before income taxes	102	579	681
Income tax benefit (expense)	(32)	(171)	(203)
Net earnings (loss)	70	408	478
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty stockholders	$61	408	469

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,007	146	2,153

Operating costs and expenses:
Cost of sales	1,266	92	1,358
Operating	144	16	160
Selling, general and administrative, including stock-based compensation (note 5)	192	46	238
Depreciation and amortization	141	9	150
	1,743	163	1,906
Operating income (loss)	264	(17)	247

Other income (expense):
Interest expense	(70)	(18)	(88)
Share of earnings (losses) of affiliates, net (note 3)	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	30	40	70
Gains (losses) on dispositions, net (note 1)	—	(1)	(1)
Other, net	14	11	25
	(13)	50	37
Earnings (loss) before income taxes	251	33	284
Income tax benefit (expense)	(89)	3	(86)
Net earnings (loss)	162	36	198
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$154	36	190

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$7,094	391	7,485

Operating costs and expenses:
Cost of sales	4,577	245	4,822
Operating, including stock-based compensation (note 5)	462	50	512
Selling, general and administrative, including stock-based compensation (note 5)	786	106	892
Depreciation and amortization	642	21	663
	6,467	422	6,889
Operating income (loss)	627	(31)	596

Other income (expense):
Interest expense	(220)	(57)	(277)
Share of earnings (losses) of affiliates, net (note 3)	38	(41)	(3)
Realized and unrealized gains (losses) on financial instruments, net	(2)	944	942
Gains (losses) on dispositions, net	—	9	9
Other, net	31	87	118
	(153)	942	789
Earnings (loss) before income taxes	474	911	1,385
Income tax benefit (expense)	(161)	(280)	(441)
Net earnings (loss)	313	631	944
Less net earnings (loss) attributable to noncontrolling interests	28	—	28
Net earnings (loss) attributable to Liberty stockholders	$285	631	916

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$5,943	676	6,619

Operating costs and expenses:
Cost of sales	3,721	461	4,182
Operating, including stock-based compensation	424	62	486
Selling, general and administrative, including stock-based compensation (note 5)	571	149	720
Depreciation and amortization	442	37	479
	5,158	709	5,867
Operating income (loss)	785	(33)	752

Other income (expense):
Interest expense	(215)	(58)	(273)
Share of earnings (losses) of affiliates, net (note 3)	46	75	121
Realized and unrealized gains (losses) on financial instruments, net	28	70	98
Gains (losses) on dispositions, net (note 1)	—	110	110
Other, net	(9)	20	11
	(150)	217	67
Earnings (loss) before income taxes	635	184	819
Income tax benefit (expense)	(193)	(18)	(211)
Net earnings (loss)	442	166	608
Less net earnings (loss) attributable to noncontrolling interests	25	8	33
Net earnings (loss) attributable to Liberty stockholders	$417	158	575

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$313	631	944
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	642	21	663
Stock-based compensation	57	18	75
Cash payments for stock based compensation	—	(92)	(92)
Share of (earnings) losses of affiliates, net	(38)	41	3
Cash receipts from return on equity investments	21	20	41
Realized and unrealized gains (losses) on financial instruments, net	2	(944)	(942)
(Gains) losses on dispositions	—	(9)	(9)
Deferred income tax (benefit) expense	(167)	588	421
Other, net	31	(65)	(34)
Intergroup tax allocation	301	(301)	—
Intergroup tax (payments) receipts	(224)	224	—
Changes in operating assets and liabilities
Current and other assets	312	37	349
Payables and other current liabilities	(357)	(27)	(384)
Net cash provided (used) by operating activities	893	142	1,035

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	350	350
Investments in and loans to cost and equity investees	—	(67)	(67)
Capital expended for property and equipment	(158)	(19)	(177)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(11)	(3)	(14)
Net cash provided (used) by investing activities	(157)	(1,241)	(1,398)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,143	1,545	2,688
Repayments of debt	(1,340)	(2,289)	(3,629)
Repurchases of QVC Group common stock	(603)	—	(603)
Withholding taxes on net settlements of stock-based compensation	(15)	(1)	(16)
Other financing activities, net	(6)	(22)	(28)
Net cash provided (used) by financing activities	(821)	(767)	(1,588)
Effect of foreign currency rates on cash	7	—	7
Net increase (decrease) in cash and cash equivalents	(78)	(1,866)	(1,944)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$348	157	505

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$442	166	608
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	442	37	479
Stock-based compensation	40	41	81
Cash payments for stock based compensation	—	(11)	(11)
Share of losses (earnings) of affiliates, net	(46)	(75)	(121)
Cash receipts from return on equity investments	21	21	42
Realized and unrealized gains (losses) on financial instruments, net	(28)	(70)	(98)
(Gains) losses on dispositions	—	(110)	(110)
Deferred income tax (benefit) expense	(103)	105	2
Other, net	16	(1)	15
Intergroup tax allocation	90	(90)	—
Intergroup tax (payments) receipts	(51)	51	—
Changes in operating assets and liabilities
Current and other assets	(39)	4	(35)
Payables and other current liabilities	2	(51)	(49)
Net cash provided (used) by operating activities	786	17	803

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(4)	(122)	(126)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(132)	(32)	(164)
Purchases of short term and other marketable securities	(154)	(1,040)	(1,194)
Sales of short term and other marketable securities	160	1,020	1,180
Other investing activities, net	(48)	—	(48)
Net cash provided (used) by investing activities	22	127	149

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,470	486	1,956
Repayments of debt	(1,638)	(462)	(2,100)
Repurchases of QVC Group common stock	(531)	—	(531)
Withholding taxes on net settlements of stock-based compensation	(17)	—	(17)
Other financing activities, net	2	(18)	(16)
Net cash provided (used) by financing activities	(714)	6	(708)
Effect of foreign currency rates on cash	(4)	—	(4)
Net increase (decrease) in cash and cash equivalents	90	150	240
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$512	2,034	2,546

Notes to Attributed Financial Information

(unaudited)

(1)

At September 30, 2016, the QVC Group is comprised of our consolidated subsidiaries, QVC and zulily, and our approximate 38% interest in HSN, Inc., accounted for under the equity method.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC and zulily.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the QVC Group and the Ventures Group as described in note 5 below.

At September 30, 2016, the QVC Group is primarily comprised of our merchandise-focused televised shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

At September 30, 2016, the Ventures Group consists of all of our businesses not included in the QVC Group, including Bodybuilding and Evite, interests in Expedia, Inc., FTD, LendingTree, Inc. and Liberty Broadband and available-for-sale securities Charter Communications, Inc., Interval Leisure Group, Inc. and Time Warner Inc. (“Time Warner”). Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments as well as the assets, liabilities, revenue, expenses and cash flows of Bodybuilding and Evite. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

As discussed in note 2 to the accompanying condensed consolidated financial statements, on May 18, 2016, Liberty completed a $2.4 billion investment in Liberty Broadband Corporation (“Liberty Broadband”) in connection with the merger of Charter Communications, Inc. ("Charter") and Time Warner Cable Inc. ("TWC"). The proceeds of this investment were used by Liberty Broadband to fund, in part, its acquisition of $5 billion of stock in the new public parent company (“New Charter”) of the combined enterprises. Liberty, along with third party investors, all of whom invested on the same terms as Liberty, purchased newly issued shares of Liberty Broadband Series C common stock at a per share price of $56.23, which was determined based upon the fair value of Liberty Broadband's net assets on a sum-of-the parts basis at the time the investment agreements were executed. Liberty's investment in Liberty Broadband was funded using cash on hand and is attributed to the Ventures Group.

As previously discussed, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily for consideration of approximately $2.3 billion, comprised of $9.375 of cash and 0.3098 newly issued shares of Series A QVC Group common stock for each zulily share, plus cash paid in lieu of any fractional shares. Effective October 1, 2015, zulily is attributed to the QVC Group and we believe that its business is complementary to QVC’s.

As previously discussed, Liberty sold Backcountry on June 30, 2015 for aggregate consideration, including assumption of debt, amounts held in escrow, and a noncontrolling interest, of approximately $350 million. The sale resulted in a $105 million gain, which is included in “Gains (losses) on dispositions, net” in the accompanying condensed consolidated statement of operations.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

Notes to Attributed Financial Information

(unaudited)

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	September 30,	December 31,
	2016	2015
	amounts in millions
QVC Group
Other	$4	4
Total QVC Group	4	4
Ventures Group
Charter Communications, Inc. (1)	1,447	NA
Interval Leisure Group (2)	286	NA
Time Warner Inc. (3)	2	284
Time Warner Cable Inc. (1)	NA	994
Other	80	71
Total Ventures Group	1,815	1,349
Consolidated Liberty	$1,819	1,353

____________________________________________________________________________________________________________________________________________________________

(1)

 As discussed in note 1, in connection with the merger of Charter and TWC, Liberty exchanged, in a tax-free transaction, its shares of TWC common stock for shares of New Charter Class A common stock, on a one-for-one basis, and Liberty has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of New Charter Class A common stock held by Liberty in the exchange.

(2)

On May 12, 2016, Interval Leisure Group (“Interval”) completed an acquisition which was accomplished, in part, through the issuance of additional Interval shares.  As a result of the share issuance, Liberty’s ownership interest in Interval was reduced from 28.7% to 12.8%. Prior to the transaction, Interval was accounted for as an equity method investment.  As a result of the transaction, Liberty does not have ability to exercise significant influence.  Accordingly, Interval is classified as available-for-sale and is carried at fair value.

(3)	During the nine months ended September 30, 2016, Liberty sold approximately 4 million shares of Time Warner common stock for proceeds of $341 million.

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	September 30, 2016			Three months ended		Nine Months Ended
	Percentage	Carrying	Market	September 30,		September 30,
	ownership	value	value	2016	2015	2016	2015
	dollar amounts in millions
QVC Group
HSN, Inc.	38%	$184	797	9	15	41	52
Other	various	42	NA	(1)	(2)	(3)	(6)
Total QVC Group		226		8	13	38	46
Ventures Group
Expedia, Inc.	16%	922	2,755	40	45	18	125
FTD	37%	251	210	(7)	(14)	(8)	(9)
Other	various	146	NA	(23)	(13)	(51)	(41)
Total Ventures Group		1,319		10	18	(41)	75
Consolidated Liberty		$1,545		18	31	(3)	121

Notes to Attributed Financial Information

(unaudited)

Investment in Liberty Broadband

As discussed in note 2 to the accompanying condensed consolidated financial statements, in connection with the merger of Charter and TWC, on May 18, 2016, Liberty invested $2.4 billion in Liberty Broadband Series C nonvoting shares. As of September 30, 2016, Liberty has a 24% economic ownership interest in Liberty Broadband. Due to overlapping boards of directors and management, Liberty has been deemed to have significant influence over Liberty Broadband even though Liberty does not have any voting rights. Liberty has elected to apply the fair value option for its investment in Liberty Broadband as it is believed that the Company’s investors value this investment based on the trading price of Liberty Broadband. Liberty recognizes changes in the fair value of its investment in Liberty Broadband in realized and unrealized gains (losses) on financial instruments, net in the condensed consolidated statements of operations.

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	September 30, 2016
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	345	346
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.85% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	1,625	1,625
Other subsidiary debt	178	178
Deferred loan costs		(30)
Total QVC Group debt	6,489	6,452
Ventures Group
4% Exchangeable Senior Debentures due 2029	436	291
3.75% Exchangeable Senior Debentures due 2030	436	273
3.5% Exchangeable Senior Debentures due 2031	337	313
0.75% Exchangeable Senior Debentures due 2043	2	6
1.75% Exchangeable Senior Debentures due 2046	750	794
Subsidiary level notes and facilities	26	26
Total Ventures Group debt	1,987	1,703
Total consolidated Liberty debt	$8,476	8,155
Less current maturities		(900)
Total long-term debt		$7,255

Notes to Attributed Financial Information

(unaudited)

(5)

Cash compensation expense for our corporate employees is allocated between the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group were determined to be $12 million and $5 million for the three months ended September 30, 2016 and 2015, respectively, and $29 million and $13 million for the nine months ended September 30, 2016 and 2015, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)

The QVC Group common stock and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to intergroup income taxes payable from the QVC Group to the Ventures Group.